Exhibit 10.8

April  25, 2015

Lawrence Friedhoff, MD

525 Rivervale Road

Rivervale, NJ 07678

Re:  Employment Offer and Terms

Dear Larry:

On behalf of Axovant Sciences,  Inc. (“Axovant” or the “Company”), a wholly-owned subsidiary of Axovant Sciences Ltd., thank you for your interest in joining our team. Based on your background and experience, we believe that you will make significant contributions to the overall growth of our biotechnology company.

We are eager to begin integrating you into Axovant immediately. Therefore, we are pleased to offer you employment at-will with the Company based on the terms that are outlined in this letter agreement.

Position:	Chief Development Officer

Reporting To:	Chief Executive Officer

Start Date:	Your first day of employment will be May 1, 2015 (“Start Date”).

Location:

It is expected that you generally will work from the Company’s office in New York, New York. It is understood that reasonable travel will be required for your job and that, except as it will not interfere with the successful performance of your duties, you may work from remote locations.

Annual Base Salary:

The Company will pay you semi-monthly at an annual base salary rate of $300,000 (or $12,500.00 per pay period) based on full-time employment status. Your annual base salary will be subject to periodic review and increase, and it may be adjusted upward within a reasonable period of time subsequent to the consummation of an Initial Public Offering (IPO) based on appropriate public market comparables for your position. This

Axovant Sciences,  Inc.  •  1441 Broadway, 3rd Floor, New York, NY 10018  •  axovant.com position is classified as exempt from overtime. Enclosed is a New York Notice and Acknowledgement of Pay Rate and Payday.

Performance Bonus:

In addition to your Annual Base Salary, you will be eligible to receive an annual discretionary performance bonus, after the end of each fiscal year on March 31st (the “Performance Bonus”). The Company will target your Performance Bonus at 50% of your base salary if your performance is determined to be “Very Good” or higher against agreed objectives and business conditions at the Company. Your performance bonus may be adjusted upward subsequent to the consummation of an IPO based on appropriate public market comparables for your position. To be eligible to earn the Performance Bonus, you must by employed by the Company until the last day of the fiscal year on March 31st. The Performance Bonus may be prorated if you are employed for less than a full fiscal year or if the Company’s conducts your review or performance assessment for a period covering less than a full fiscal year. The Company will pay the Performance Bonus, if any, by no later than thirty (30) days after the end of the Company’s fiscal year or by April 30th.

Benefits:

You will be eligible to participate in the employee expense reimbursement, benefits and insurance (including D&O insurance) programs as may be made available by the Company. These programs currently include medical, dental, vision, life and disability insurance, as well as a 401k program, all of which are subject to eligibility requirements, enrollment criteria and the other terms and conditions of such plans and programs. Details of these benefits, including mandatory employee contributions, if any, will be made available to you when you begin full-time employment. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at its discretion.

You will be eligible for four (4) weeks of paid vacation per calendar year, which shall accrue on a prorated basis as of your Start Date. You will be allowed to carry forward five (5) days of unused vacation time into the next calendar year. In addition,

Axovant Sciences,  Inc.  •  1441 Broadway, 3rd Floor, New York, NY 10018  •  axovant.com enclosed is a Notice of Employee Rights under the New York City Earned Sick Time Act.

Equity Incentive:

Pursuant to your Consulting Agreement with Roivant Neurosciences, Inc. (predecessor to Axovant Sciences, Inc.) dated March 18, 2015, you were granted 225,000 stock options of Axovant Sciences Ltd. at $0.90 per share on March 18, 2015. These stock options are subject to 4-year vesting period with 25% at Year 1 and quarterly vesting thereafter, as well as any other terms contained in the standard grant agreements of Axovant Sciences Ltd.

In addition, you may be eligible for additional discretionary periodic or annual equity incentive grants based upon your performance as well as business conditions at the Company (including possibly following the consummation of an IPO based on appropriate public market comparables for your position).

Severance:

If the Company terminates your employment without cause or if you terminate your employment for good reason (as such terms are customarily defined), the Company will (a) pay you, in a cash lump sum, one (1) times the sum of your then current annual base salary and annual target bonus opportunity, and (b) continue to pay the employer portion of continued medical and dental benefits (as they may be in effect from time to time) for twelve months following the termination. In the event of a change of control (as such terms are customarily defined, but not including an IPO), the Company will accelerate the vesting of any outstanding equity incentive compensation grants as of the effective time of the change of control. In addition, in the event of a termination occurring within one year following the change of control, you will also receive severance as follows: (1) the Company will pay you, in a cash lump sum, one and one half (1.5) times the sum of your then current annual base salary and annual target bonus opportunity, and (2) continue to pay the employer portion of continued medical and dental benefits (as they may be in effect from time to time) for eighteen months following the termination.

Axovant Sciences,  Inc.  •  1441 Broadway, 3rd Floor, New York, NY 10018  •  axovant.com

Representation
Regarding Other
Obligations:

This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide a copy of the agreement as soon as possible.

This offer is also conditioned on your representation and warranty that you have not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities.

Further Agreement:

It is expected that, as soon as practicable following the date hereof, you and the Company will enter into an employment agreement that memorializes and integrates the provisions of this letter agreement together with other customary and mutually agreed provisions.

Other Terms:

Your employment with the Company shall be on an at-will basis. You or the Company may terminate employment for any reason or no reason and at any time. The Company requests, however, that you provide at least thirty (30) days of notice of your intention to resign. Upon the commencement of employment, you will be required to sign a Confidentiality, Assignment of Inventions and Non-compete Agreement as a condition of your employment. Finally, Axovant’s offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

Axovant Sciences,  Inc.  •  1441 Broadway, 3rd Floor, New York, NY 10018  •  axovant.com

Larry, we are very excited about having you join Axovant Sciences,  Inc. as Chief Development Officer. Your experience and judgment will have a great impact on our Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities.

If you have any questions about this information, please contact me at (212) 531-3315 or alan.roemer@axovant.com.  Otherwise, please confirm your acceptance of this offer of at-will employment with Axovant Sciences,  Inc. by signing below.

Very truly yours,

AXOVANT SCIENCES, INC.

/s/ Alan S. Roemer
Alan S. Roemer
Chief Financial Officer

Agreed and Accepted:

By:	/s/ Lawrence Friedhoff
Lawrence Friedhoff, MD

Date:

Axovant Sciences,  Inc.  •  1441 Broadway, 3rd Floor, New York, NY 10018  •  axovant.com